Exhibit 10.2

Exclusive Management and Consulting Service Agreement

This Exclusive Management and Consulting Service Agreement (hereinafter referred to as “the Agreement”) is signed in Beijing, People’s Republic of China on Nov. 16, 2010 by the following two parties:

Party A: Detian Yu Biotechnology (Beijing) Co. Limited

Address: A-807 North Star Century Center, 8 Beichen West Road, Chaoyang District, Beijing

Party B: Jinzhong Longyue Investment Consulting Co., Ltd.

Address: No 19 Zhuanyao Street, Yuci District, Jinzhong City

In view of:

1.
Party A is a validly existing limited company legally established in Beijing, People’s Republic of China (hereinafter referred to as “China”), which is mainly engaged in investment on grain processing enterprises, etc. and management advisory services for grain processing enterprises, etc. As a business cooperative enterprise of Party B, Party A proposes to cooperate in long-term with Party B to develop business jointly, by making use of its broad customer network and strengths in investment management and business consulting and of its affiliates’, and Party A shall charge advisory fee and introduction commission accordingly.

2.
Party B is a validly existing limited company legally established in Jinzhong city, China, which is mainly engaged in businesses such as investment consulting.

Hereby, Party A and Party B reach the following agreement by consensus:

1.	Business Cooperation and Management, Consulting Services

1.1
Party B agrees herein to commission Party A to provide Party B with management services and consulting services (hereinafter referred to as “management, consulting services”) related to Party B’s business activities, including but not limited to:

1.1.1	Design system solutions;

1.1.2	Provide professional consultancy concerned with business of Party B;

1.1.3	Conduct personnel training for Party B;

1.1.4	Provide market research, plan and development (advisory program);

1.1.5	Provide operation plan and business strategies (advisory program);

1.1.6	Take charge of the plan, management and market development of Party B’s products and services when instructed by Party B;

1.1.7	Assist Party B in promoting enterprise and public relations activities;

1.1.8	Assist Party B in searching and building business cooperation opportunities;

1.1.9	Provide customer management and development (provide advisory program);

1.1.10	Assist Party B in handling Party B’s accounting management and financial management when instructed by Party B;

1.1.11	Provide relevant consulting services for Party B’s raw material supplier(s) in order to enhance Party B’s raw material supplier(s)’ ;

1.1.12	Provide domestic operational benchmarking management

(a)	Assess Party B’s competitive position by comparison with the operation and performance of domestic similar business companies;

(b)	Extract and summarize effective operation procedures from the business practices of domestic similar business companies, and design modification scheme for Party B’s core process;

(c)
Design benchmarking study process for Party B, and define the theme of benchmarking study, and choose, train and manage benchmarking study team, introduce special case management tools, recognize the information sources of benchmarking study, including but not limited to the benchmarking organization’s employees, management consultants, analyzers, government sources, commercial documents and documents in the same trade, industry report as well as computerized database, etc. Propose act suggestions and coach Party B to implement change on the basis of information summary analysis.

1.1.13	Provide human resources and labor relationship management (advisory program); and

1.1.14	Take charge of the plan, development, implementation and management of Party B’s enterprise management system when instructed by Party B.

1.2
The appointment and authority by Party B to Party A under this Agreement is exclusive and irrevocable. Without the prior written consents of Party A, Party B shall not accept the management and consulting services of any third party, including its shareholders.

2.	Service Charge and Payment Method

2.1
As for the management and consulting services provided by Party A, Party B shall pay Party A the service fees, which shall be fixed by the incomes sourced from such services. In view of the factors that management and consulting services by Party A to Party B is comprehensive which cover all the aspects of operation of Party B, and Party A have rich knowledge, experiences and numerous clients, Party B agrees to pay Party A service fees which shall be 35% of the net income after tax of Party B in every fiscal year. The amount of the net income after tax of Party B shall be subject to the figures verified by the audit report of Party B issued by qualified public accounting firm. Party B shall provide Party A with its audit report within 50 days after the end of each accounting year in the term of the Agreement, and Party A shall provide Party B with corresponding invoices in time upon receiving the audit report of Party B, and Party B shall pay the annual service fee into the following bank account of Party A (or other bank account designated by Party A within 30 days after receiving the invoices.).

Name of account holding bank designated by Party A: Beijing Shangdi Branch of China Merchants Bank

Account name: Detian Yu Biotechnology (Beijing) Co. Limited

Account No.: 110906556210901

2.2
The parties, Party A and Party B, herein confirm that the aforesaid service fee represents remuneration Party A is receivable in consideration of rendering the management and consulting services. All costs and expenditure (“Other Expenses”) including travel expenses, transportation expenses, postal charge, etc. incurred in the provision of such services shall be borne by Party B additionally.

2.3
Party B shall remit Other Expenses of the previous month incurred by Party A into the bank account designated by Party A before 10th of every month; if Party B fails to pay service fee and Other Expenses in full amount and on time in accordance with the provisions of the Agreement, Party B shall pay penal interest on the amount in arrear at an annual interest rate of 10% additionally.

2.4
Party A shall provide Party B with a summary report of its management, consulting services for the previous quarter within 30 days after the end of every quarter for the assessment of Party B, and make modifications according to the needs of Party B in time; and Party A shall provide Party B with its annual service report within 60 days after the end of every year.

3.
Intellectual Property

All rights incurred in the fulfillment of the Agreement, including but not limited to copyright, patent right, technical secret, commercial secret and other intellectual rights, belong to Party A, and the permission matters on usage of such rights shall be determined through additional negotiation by the parties, Party A and Party B.

4.	Confidentiality

4.1
All the other party’s technical data and information (“Confidential Information”) reached or known by either party because of the signing and fulfillment of the Agreement, regardless whether the party has taken security measures, the knowing party shall bear confidential obligations. Without written consent of the other party beforehand, the knowing party shall not leak, disclose or transfer such Confidential Information to any third party, nor use such Confidential Information for the interests of any third party, except for the disclosure in accordance with relevant laws and regulations, or in the instruction or disclosure order of relevant government authorities, or in the fulfillment of information disclosure obligations of relevant exchange.

4.2
The knowing party guarantees only to provide Confidential Information to such personnel necessary to obtain as employee, consultant and agent solely for the purpose of fulfillment of the Agreement, and guarantees that the employee, consultant and agent reaching Confidential Information bear equivalent confidential obligations to this article. The act of such personnel breaching confidential obligations shall be regarded as the act of the knowing party breaching this article, and in this case, the knowing party shall bear compensation liability of breaching the contract under the Agreement to the other party.

4.3
Upon termination of the Agreement, the knowing party shall return all documents and other carriers containing Confidential Information to the other party or destroy them in accordance with the requirements of the other party, and the knowing party shall not maintain or use such Confidential Information in any memory device any longer.

4.4	The aforesaid restriction is not applicable to:

(1)	Data that have been commonly obtained by the public from prior disclosure(s);

(2)	Data that the parties under the Agreement can prove it has known or possessed before disclosure and is not obtained directly or indirectly from the other party;

(3)
The aforesaid Confidential Information that the parties under the Agreement have obligations to disclose to relevant government authorities, stock exchange and regulatory organizations in accordance with requirements of laws and regulations, or Confidential Information disclosed to its legal counselor and financial consultant in requirement of normal operation by the parties under this Agreement.

4.5	The parties, Party A and Party B, herein consent that this article shall remain in effect regardless whether there are changes to, rescission or termination of the Agreement.

5.	Statement, Assurance and Commitment

5.1	Statement and assurance of Party A are as follows:

5.1.1	Party A is a validly existing limited company legally established in Beijing, People’s Republic of China.

5.1.2
Party A has obtained due authorization by essential corporate conduct, and has got the consent and permission of the third party or government; No content of the Agreement against laws and corporate internal regulations binding and influencing on it.

5.1.3
For the signing and fulfillment of the Agreement, there is no false information in all facts that Party A disclose to Party B and China’s relevant competent authorities, and there is no big issues necessary to disclose but negligent to disclose.

5.1.4	Upon coming into effect, the Agreement immediately imposes on it legal, valid and binding obligations with enforcement according to the provisions of the Agreement.

5.2	Statement and assurance of Party B are as follows:

5.2.1	Party B is a validly existing limited company legally established in Jinzhong, People’s Republic of China.

5.2.2
Party B has obtained due authorization by essential corporate conduct, and has got the consent and permission of the third party or government; No content of the Agreement against laws and corporate internal regulations binding and influencing on it.

5.2.3
For the signing and fulfillment of the Agreement, there is no false information in all facts that Party B disclose to Party A and China’s relevant competent authorities, and there is no big issues necessary to disclose but negligent to disclose.

5.2.4	Party B irrevocably promise that it will not apply to any judicial authority, arbitration authority, government or any other authority or individual for revoking this Agreement for any reason.

5.2.5	Upon coming into effect, the Agreement immediately imposes on it legal, valid and binding obligations with enforcement according to the provisions of the Agreement.

5.3
Unless receiving Party A’s written consent, Party B shall have no conducts in any form that could affect Party B’s assets, business, personnel, rights and obligations, operation mode, operating activities, management mode and management activities, including but not limited to:

5.3.1	Engage in any management and operation that shall be executed by Party A in accordance with the provisions of the Agreement;

5.3.2	Party B engages in any third party borrowings or create any other debt;

5.3.3	Change or dismiss any Party B’s director, supervisor, or dismiss and replace any Party B’s senior management personnel;

5.3.4	Sell or replace or dispose in other form any Party B’s assets or rights to any third party.

5.3.5	Supply guarantee to the third party or in any form based on Party B’s assets, or set up any other rights burden or obligation on Party B’s assets;

5.3.6	Alter Party B’s constitutions or change Party B’s business scope or main business;

5.3.7	Change Party B’s normal business process or change any Party B’s major internal rules and regulations;

5.3.8	Transfer rights and obligations under the Agreement in any form to any third party;

5.3.9	Make major adjustment of Party B’s business operation mode, profit mode, marketing strategies, operation guideline or customer relationships;

5.3.10	Make distribution of bones, dividend or any other interests in any form;

5.3.11	Any other conduct against business cooperation and management, consulting services provided by Party A to Party B.

6.	Effect and Validity Term

6.1	The Agreement is signed on the agreement date indicated at the beginning of the Agreement, and comes into effect from the date the parties consent in writing additionally.

6.2	The valid period of the agreement is 10 years unless it is terminated in advance according to this Agreement.

6.3	This Agreement shall be extended for 2 years automatically if the parties have not written opposition documents prior to the expiration date of this Agreement.

7.	Termination

7.1	Unless being renewed according to this Agreement, the Agreement shall terminate on the expiry date.

7.2
In the premise of not harming the rights or relief enjoyed by Party A under law or other reasons, Party A may serve notice to Party B in writing to terminate immediately the Agreement immediately in the following situations: (1) Party B is found in violation of this Agreement and fails to correct its violation conducts within 30 working days after receiving Party A’s written notice; or (2) Party B has such situations as closure, dissolution, liquidation, application for bankruptcy, or being applied for bankruptcy, being revoked of its business license, or other similar situations.

7.3	In the validity term of this Agreement, Party A may terminate the Agreement at any time after it notifies Party B in writing 30 days beforehand.

7.4	If Party B terminates this Agreement prior to the expiry date without reasonable excuse, Party B shall pay Party A one-time penalty of not less than RMB 200, 000.

7.5	After termination of this Agreement, the rights and obligations under Articles 4 and 8 of the parties shall remain in force.

8.
Settlement of Disputes

When disputes occur in the interpretation and fulfillment of the articles under the Agreement, the parties shall try to resolve the disputes through kindly negotiation. If no resolution agreements on the disputes are reached within 30 days after either party proposing to resolve the disputes through negotiation, the parties are entitled to submit the disputes to China International Economic and Trade Arbitration Commission (CIETAC) for its arbitration based on the then effective arbitration rules. The place of arbitration is in Beijing; and the language of arbitration is Chinese. The arbitration decision is final decision with binding on the parties.

Except for the matters with disputes, the parties shall continue to fulfill the obligations of their own in the principle of good faith in accordance with the provisions of the Agreement.

9.	Force Majeure

9.1
"Force majeure event” means any event that one party may not foresee, or may not avoid or overcome the occurrence and result even it can foresee, including but not limited to wars and natural disasters, etc. However, such matters as credit, funds or inadequate financing shall not be regarded as force majeure events.

9.2
When the fulfillment of the Agreement is delayed of hindered due to above defined force majeure events, the party being affected by the force majeure is exempted for any liabilities hereon under the Agreement, but such exemption is in the premise of the party affected tries all reasonable and feasible efforts to fulfill the Agreement or reduce the impact of force majeure, and the exemption scope is limited in delayed or hindered part. Once the reasons of such exemption being corrected or remedied, the parties shall try their best to recover the fulfillment of the Agreement.

10.	Governing Laws The fulfillment, interpretation and enforcement of the Agreement shall be governed by Chinese laws.

11.
Notice

Notices and other communications of either party by provisions of the Agreement shall be in Chinese writing, and shall be regarded as will-be-receiving of the notices when they are sent  to the following addresses of one party or the parties concerned by personal delivery, registered post, mail with postage paid, or agreed express delivery, or in the form of fax.

Party A: Detian Yu Biotechnology (Beijing) Co. Limited
Address: A-807 North Star Century Center, 8 Beichen West Road, Chaoyang District, Beijing

Party B: Jinzhong Longyue Investment Consulting Co., Ltd.
Address: No 19 Zhuanyao Street, Yuci District, Jinzhong City

12.	Transfer of Agreement

12.1
Without Party A’s prior written consent, Party B shall not directly or indirectly transfer, sublicense, lease, bestow, pledge, entrust, invest in kind or dispose in other form to third party any rights and/or obligations under the Agreement.

12.2
Party B herein consents that Party A may transfer the whole or partial rights and/or obligations under the Agreement to the third party in accordance with practical situations, and only prior written notification by Party A to Party B is required for such transfer and Party A is not required to obtain Party B’s written or verbal confirmation beforehand.

13.
Agreement Severability

Where any provision under the Agreement becomes invalid or cannot be enforced because of confliction with relevant laws, the provision shall only be deemed as invalid within jurisdiction of the relevant laws, and shall not affect the legal validity of other provisions under the Agreement.

14.	Modification and Supplementation of the Agreement and Others

14.1
The parties may make modification and supplementation to the Agreement at any time by written agreement. Such modification or supplementation after signing by authorized representatives of the parties form part of the Agreement and have equal legal force with the Agreement.

14.2
The parties herein confirm that the Agreement is a fair, reasonable agreement reached by the parties on the basis of equality and mutually benefit. If any term or provision of the Agreement are regarded as invalid or cannot be enforced because of the applicable laws, the term shall be regarded as being eliminated from the Agreement and invalid but the other terms of the Agreement remain valid, and the term shall be regarded as not being included at the very start. The parties shall replace the term being regarded as eliminated with new legal valid term accepted by the parties through negotiation.

In witness whereof, the parties hereby render their authorized representatives to sign the Agreement on the date stated at the beginning of the Agreement.

Party A: Detian Yu Biotechnology (Beijing) Co. Limited

Authorized representative: /s/ Authorized Person

Party B: Jinzhong Longyue Investment Consulting Co., Ltd.

Authorized representative: /s/ Authorized Person